Exhibit 5

SHAW PITTMAN LLP

A limited liability partnership including professional corporations

2300 N Street, NW

Washington, DC 20037

March 15, 2004

B.F. Saul Real Estate Investment Trust

7501 Wisconsin Avenue

Bethesda, MD 20814

Ladies and Gentlemen:

We have acted as counsel to B.F. Saul Real Estate Investment Trust, a Maryland real estate investment trust existing and operating under a declaration of trust governed by the laws of the State of Maryland (the “Trust”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”). The Registration Statement registers an exchange offer (the “Exchange Offer”) pursuant to which $250,000,000 principal amount of the Trust’s 7 1/2% Series B Senior Secured Notes due 2014 (the “Exchange Notes”) will be offered in exchange for $250,000,000 principal amount of the Trust’s outstanding 7 1/2% Senior Secured Notes due 2014 (the “Old Notes”). The Exchange Notes will be issued pursuant to an Indenture dated as of February 25, 2004 (the “Indenture”) between the Trust and the trustee named therein (the “Trustee”). This opinion is being rendered pursuant to the requirements of Item 21 of Form S-4 and Items 601(a) and 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

For purposes of rendering this opinion, we have examined:

(i)	the Second Amended and Restated Declaration of Trust of the Trust (the “Declaration of Trust”), as certified on February 20, 2004 by the Maryland State Department of Assessments and Taxation;

(ii)	the Second Amended and Restated By-laws of the Trust (the “Trust By-laws”), as certified by the Secretary or an Assistant Secretary of the Trust as of the date hereof;

(iii)	resolutions of the Board of Trustees of the Trust adopted at a meeting of the Board of Trustees of the Trust held on January 22, 2004, and minutes of the pricing committee of the Board of Trustees of a meeting held by such committee on February 9, 2004, each as certified by the Secretary or an Assistant Secretary of the Trust as of the date hereof;

B.F. Saul Real Estate Investment Trust

March 15, 2004

(iv)	an executed copy of the Indenture, including the form of the Exchange Notes contained therein; and

(v)	such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies. As to any facts material to the opinion set forth below, we have relied upon statements and representations of officers and other representatives of the Trust.

Based upon and subject to the foregoing, and having due regard for such legal considerations as we deem relevant, it is our opinion that the Exchange Notes have been duly and validly authorized by the Trust and, assuming the conformity of the Exchange Notes with the form thereof examined by us, valid execution of the Exchange Notes in accordance with the Indenture by the Trust, authentication of the Exchange Notes in accordance with the Indenture by the Trustee and delivery of the Exchange Notes in exchange for Old Notes pursuant to the Exchange Offer as described in the Registration Statement, the Exchange Notes will be legally issued, fully paid and nonassessable and will constitute legal, valid and binding obligations of the Trust, enforceable against the Trust in accordance with their terms, except that (A) enforcement of the Exchange Notes may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws, regulations or procedures of general applicability relating to or affecting the enforcement of creditors’ rights and (2) the application of general equity principles and the discretion of the court before which any proceeding is brought (regardless of whether enforceability is considered in a proceeding in equity or at law), (B) certain remedial or procedural provisions of Article Twelve of the Indenture incorporated by reference into the Exchange Notes may be limited or rendered unenforceable by applicable law, (C) rights to indemnification and contribution may be limited by applicable law or equitable principles or otherwise may be unenforceable as against public policy, and (D) under certain circumstances, provisions imposing penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of any default, event of default or other specified event may be rendered unenforceable; and the Exchange Notes will be entitled to the benefits of the Indenture.

The foregoing opinions are based upon and are limited to applicable federal law and the laws of the State of Maryland and the State of New York (excluding the choice of law provisions thereof).

B.F. Saul Real Estate Investment Trust

March 15, 2004

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. We also consent to the reference to Shaw Pittman LLP under the caption “Legal Matters” in the prospectus which is part of the Registration Statement.

Very truly yours,

/s/ SHAW PITTMAN LLP
SHAW PITTMAN LLP